UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2021
Seelos Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-22245	87-0449967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Park Avenue, 12th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (646) 293-2100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SEEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On January 25, 2021, Seelos Therapeutics, Inc. (the "Company") entered into an underwriting agreement (the "Underwriting Agreement") with BTIG, LLC (the "Underwriter"), relating to an underwritten public offering (the "Offering") of 15,243,903 shares of the Company's common stock ("Common Stock"). The public offering price is $2.05 per share of Common Stock and the Underwriter has agreed to purchase the Common Stock pursuant to the Underwriting Agreement at a price of $1.927 per share. Under the terms of the Underwriting Agreement, the Company also granted to the Underwriter an option, exercisable in whole or in part at any time for a period of 30 days from the date of the Underwriting Agreement, to purchase up to an additional 2,286,585 shares of Common Stock to cover over-allotments, if any.

The Offering is being made pursuant to the Company's registration statement on Form S-3 (File No. 333-251356), previously filed with the Securities and Exchange Commission (the "SEC") on December 15, 2020, as amended, and declared effective on December 23, 2020, a base prospectus dated December 23, 2020 and a prospectus supplement dated January 25, 2021.

The legal opinion, including the related consent, of Brownstein Hyatt Farber Schreck, LLP relating to the issuance and sale of the shares of Common Stock to be issued in the Offering is filed as Exhibit 5.1 hereto.

Net proceeds from the Offering are expected to be approximately $29.1 million (excluding any sale of shares of Common Stock pursuant to the over-allotment option granted to the Underwriter), after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. The purchase and sale of the Common Stock, and the closing of the Offering, is expected to take place on or about January 28, 2021, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants made by the Company. It also provides for customary indemnification by each of the Company and the Underwriter for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company's directors and executive officers have entered into "lock-up" agreements with the Underwriter that generally prohibit, without the prior written consent of the Underwriter, the sale, transfer or other disposition of securities of the Company until April 25, 2021.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company's periodic reports and other filings with the SEC.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company's ability to satisfy certain conditions to closing the Offering on a timely basis or at all, market conditions, and other risks detailed from time to time in the Company's periodic reports and other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company's current expectations and assumptions and speak only as of the date of this Current Report on Form 8-K. The Company does not intend to revise or update any forward-looking statement in this Current Report on Form 8-K as a result of new information, future events or otherwise, except as required by law.

Item 8.01.    Other Events.

On January 26, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

1.1	Underwriting Agreement, dated as of January 25, 2021, by and between Seelos Therapeutics, Inc. and BTIG, LLC.

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP.

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

99.1	Press Release, dated January 26, 2021.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Seelos Therapeutics, Inc.

Date: January 26, 2021	By:	/s/ Raj Mehra, Ph.D.
Name: Raj Mehra, Ph.D.
Title: Chief Executive Officer, President and Interim Chief Financial Officer